Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

TWENTY-FIRST CENTURY FOX, INC.

_________________________________________

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
_________________________________________

Twenty-First Century Fox, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:  Section 4(f)(i)(C) of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(C) no Subsidiary-Owned Share shall be treated as or deemed outstanding (x) for purposes of determining voting requirements, including under Articles IV, V, VII and VIII hereof, (y) for purposes of any applicable securities or regulatory laws, rules or regulations or (z) for any other purpose (including, without limitation, the provisions of Section 4(e) of this Article IV); provided, however, that each Subsidiary-Owned Share shall be entitled to (i) participate in any distribution of assets to holders of Class A Common Stock or Class B Common Stock, as the case may be, upon the dissolution, liquidation or winding up of the Corporation, and (ii) the receipt of such consideration as may be payable to holders of Class A Common Stock or Class B Common Stock, as the case may be, in the event of any merger, consolidation, recapitalization or reclassification of the Corporation; and provided further that in the event that the shares of Class A Common Stock and Class B Common Stock shall be split, divided, or combined, the Subsidiary-Owned Shares shall be split, divided or combined in a like manner; provided, however, that no Subsidiary-Owned Share shall be entitled to receive any consideration as may be payable to holders of Class A Common Stock or Class B Common Stock in connection with the Amended and Restated Agreement and Plan of Merger, dated June 20, 2018, by and among the Corporation, The Walt Disney Company, TWDC Holdco 613 Corp., WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc. or the Amended and Restated Distribution Agreement and Plan of Merger, dated June 20, 2018, by and among the Corporation and 21CF Distribution Merger Sub, Inc.;

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, Twenty-First Century Fox, Inc. has caused this Certificate to be duly executed in its corporate name on this 19th day of March, 2019.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ John Nallen
Name: John Nallen
Title: Authorized Officer